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COMPOSITE
TECHNOLOGY
CORPORATION

                                     Innovative Solutions for the Power Industry
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FOR IMMEDIATE RELEASE                                   Contact: James Carswell
                                                                    760-416-8628

                 COMPOSITE TECHNOLOGY AMENDS FINANCING AGREEMENT


IRVINE, CA, October 4, 2005 - Composite Technology Corporation (CTC or Company) (OTC Bulletin Board: CPTCQ) announced today that it has entered into an amendment on October 3, 2005 to a previously announced (September 26, 2005) agreement to sell $6 million principal amount of senior convertible notes, whereby the parties have extended the closing deadline to October 13, 2005, removed the restriction on the use of proceeds, and have agreed to set the price of the conversion by 4pm (PDT) on October 7, 2005.

The placement of the Notes and Warrants is subject to a hearing scheduled before Judge John E. Ryan, U.S. Bankruptcy Court, at 10:00 am (PDT) October 11, 2005 where the Company is seeking approval of this financing. The net proceeds of the offering will be used to pay allowed pre-petition claims and administrative fees and expenses upon confirmation and consummation of the Company's plan of reorganization in addition to providing capital for general operating purposes. A hearing to consider confirmation of the Company's plan of reorganization is currently scheduled for October 12, 2005.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The shares issued upon conversion of the Notes and exercise of the Warrants may be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code, subject to the Bankruptcy Court's approval in connection with the confirmation of the Company's plan of reorganization.





2026 McGaw Avenue, Irvine, California 92614      Tel: 949.428.8500
Fax: 949.660.1533                                www.compositetechcorp.com